Shutterfly Announces Fourth Quarter and Full Year 2016 Financial Results

●	Full Year 2016 net revenues increased 7% year-over-year to $1.13 billion

●	Full Year net income of $15.9 million

●	New focus on four strategic areas announced, supported by 2017 restructuring

●	Significant increases in profitability and quality of earnings in 2017 and 2018 support reinvestment towards sustainable growth

REDWOOD CITY, Calif. February 1, 2017 -- Shutterfly, Inc. (NASDAQ:SFLY), the leading online retailer and manufacturer of high-quality personalized products and services, today announced financial results for the fourth quarter ended December 31, 2016. At the same time, the Company announced a new vision built around four strategic areas.  Over the course of 2017, Shutterfly, Inc. will restructure to focus resources on these high-potential opportunities.

2016 Full Year Financial Performance

●	Net revenues totaled $1.13 billion, compared to $1.06 billion in 2015.

●	Adjusted EBITDA totaled $208.5 million, compared to $192.0 million in 2015.

●	GAAP operating income of $49.1 million, compared to $18.3 million in 2015.

●	Net income per share was $0.45, compared to a net loss per share of $(0.02) in 2015.

"We’re proud of our 2016 delivery against key initiatives, particularly Shutterfly Business Solutions, mobile, and product range expansion, as well as our continued progress on Operating Income, which more than doubled year-over-year,” said Christopher North, president and Chief Executive Officer of Shutterfly.  “At the same time, Consumer growth came towards the low end of our guidance, and Adjusted EBITDA slightly below guidance, as Shutterfly-brand growth was offset by revenue declines in the Tiny Prints, Wedding Paper Divas, MyPublisher, and BorrowLenses brands.”

“To drive sustainable growth and long-term value creation, we’re announcing plans today to significantly simplify our Consumer business in 2017 as the first step in our longer-term strategy,” added North.

Shutterfly shared its vision for the future.  The Company’s Consumer vision is to help people share life’s joy by being the leading online retailer and manufacturer of high-quality personalized products.  This is complemented by the Company’s Enterprise vision of being the leading digital manufacturing platform for business.  To support this vision, Shutterfly announced four areas of strategic focus going forward: (1) make purchasing personalized products simple, (2) expand our range of categories and products, (3) pivot towards mobile, and (4) leverage our manufacturing platform.

To focus resources on these four components of the strategic plan, Shutterfly will restructure in 2017, with the following changes occurring over the course of the year:

●	Shutterfly is re-investing in Tiny Prints as its premium cards & stationery brand, creating a Tiny Prints boutique on a dedicated tab on Shutterfly.com later this year.

●	The new Shutterfly Wedding Store will be the focus of the Company’s wedding strategy, including a premium Wedding Paper Divas-branded stationery collection.

●	The MyPublisher brand will be retired in favor of the industry leading Shutterfly Photo Books category.

●	Current Tiny Prints, Wedding Paper Divas, and MyPublisher customers will migrate to Shutterfly.com and the legacy websites will shut down.

●	Three very small businesses, TripPix and FavePix, as well as the Shutterfly Pro Gallery service will be shut down.

●	Santa Clara-based teams will be consolidated into Redwood City corporate headquarters. The Santa Clara office and both New York locations will be closed.

●	Headcount will be reduced by approximately 13% or 260 employees.

●	The transition will happen over the course of the first three quarters of 2017 and is expected to be complete before the holiday peak season.

●	BorrowLenses will undertake a strategic review for possible sale.

●	Going forward, Shutterfly will invest in a single Consumer platform, with all customers benefiting from continued investment in the Shutterfly.com site.

As a result of these changes, the Company expects to incur restructuring charges over the course of 2017 ranging from $15 million to $20 million.

“Our vision is strongly motivated by the belief that sustainable growth comes from innovating on behalf of customers over the long term.  At the same time, our plan strikes a balance between investing for growth and delivering improvements in profitability.  In each of 2017 and 2018, we will deliver sequential improvements in profitability as well as quality of earnings, while funding re-investment in the business to drive growth in 2019 and beyond,” North concluded.

Fourth Quarter 2016 Financial Highlights

●	Net revenues totaled $561.2 million, a 2% year-over-year increase.

●	Consumer net revenues totaled $521.5 million, a 4% year-over-year increase.

●	Shutterfly Business Solutions (SBS) net revenues totaled $39.7 million, an 11% year-over-year decrease.

●	Excluding one-time SBS shipping pass through revenue of $14.0 million in the fourth quarter of 2015, SBS net revenues increased 29% year-over-year.

●	Gross profit margin was 59.0% of net revenues, compared to 58.3% in the fourth quarter of 2015.

●	Excluding the effect of one-time SBS shipping revenue in the fourth quarter of 2015, gross profit margin decreased 80 basis points year-over-year.

●	Excluding the effect of one-time SBS shipping revenue in the fourth quarter of 2015, SBS gross profit margin increased 300 basis points year-over-year.

●	Operating expenses totaled $177.4 million, compared to $177.4 million in the fourth quarter of 2015.

●	Operating income totaled $153.8 million, compared to $141.9 million in the fourth quarter of 2015.

●	Net income was $91.0 million, compared to $131.1 million in the fourth quarter of 2015.

●	Net income in the fourth quarter decreased by $40.1 million in 2016 due to a tax rate true-up in the fourth quarter of 2015 which positively impacted net income in the prior year.

●	Net income per share was $2.63, compared to $3.57 in the fourth quarter of 2015.

●	Adjusted EBITDA was $194.8 million, compared to $181.6 million in the fourth quarter of 2015.

●	In the fourth quarter of 2016, the Company repurchased 463,851 shares for $21.6 million, at an average price of $46.68 under its share repurchase program.

Full Year 2016 Financial Highlights

●	Net revenues totaled $1.13 billion, a 7% year-over-year increase.

●	Consumer net revenues totaled $997.6 million, a 4% year-over-year increase.

●	SBS net revenues totaled $136.7 million, a 39% year-over-year increase.

●	Gross profit margin was 50.1% of net revenues, compared to 50.2% in 2015.

●	Operating expenses totaled $519.0 million, compared to $513.1 million in 2015.

●	Operating income totaled $49.1 million, compared to $18.3 million in 2015.

●	Net income was $15.9 million, compared to a net loss of $(0.8) million in 2015.

●	Net income per share was $0.45, compared to a net loss per share of $(0.02) in 2015.

●	Adjusted EBITDA was $208.5 million, compared to $192.0 million in 2015.

●	At December 31, 2016, cash and investments totaled $330.1 million.

●	Total capital expenditures totaled $75.6 million, compared to $81.4 million in 2015.[1]

●	Adjusted EBITDA minus capital expenditures[2] was $132.9 million, compared to $110.6 million in 2015.

●
During 2016, the Company repurchased approximately 2.5 million shares for $112.5 million, at an average price of $44.55 under its share repurchase program. As of December 31, 2016, $82.8 million remained authorized under the repurchase program.

[1] Total capital expenditures of $75.6 million excludes $9.8 million related to printers that were acquired and immediately sold in the second quarter of 2016.
[2] Adjusted EBITDA minus capital expenditures was referred to as "free cash flow" prior to the fourth quarter of 2016.
Fourth Quarter 2016 Consumer Operating Metrics

●	Transacting customers totaled 6.2 million, an increase of 1% year-over-year.

●	Orders totaled 10.9 million, an increase of 6% year-over-year.

●	Average order value was $47.98, a decrease of 2% year-over-year.

Full Year 2016 Consumer Operating Metrics

●	Transacting customers totaled 10.1 million, an increase of 4% year-over-year.

●	Orders totaled 27.1 million, an increase of 5% year-over-year.

●	Average order value was $36.80, a decrease of 1% year-over-year.

Business Outlook [3]
First Quarter 2017:

●	Net revenues to range from $185.0 million to $190.0 million.

●	Gross profit margin to range from 37.0% to 37.5% of net revenues.

●	Operating loss to range from $(48.0) million to $(45.5) million.

●	Effective tax rate of 37.5%.

●	Net loss per share to range from $(1.00) to $(0.95).

●	Weighted average shares of approximately 33.7 million.

●	Adjusted EBITDA loss to range from $(7.0) million to $(4.5) million.

Full Year 2017:

●	Net revenues to range from $1.135 billion to $1.165 billion.[4]

●	Gross profit margin to range from 49.0% to 50.0% of net revenues.

●	Operating income to range from $48.5 million to $68.5 million.

●	Effective tax rate of 37.5%.

●	Net income per share to range from $0.45 to $0.80.

●	Weighted average shares of approximately 34.5 million.

●	Adjusted EBITDA to range from $210.0 million to $230.0 million.

●	Capital expenditures to be approximately $75.0 million.

“In an effort to provide a view into the full benefits of the changes we are making, we are providing high level thoughts for 2018, our first full year operating after the restructuring. For 2018, we are targeting an increase to total net revenues of approximately $70.0 million driven by continued growth in SBS of approximately 20% and mid-single digit growth in Consumer.  We are targeting an increase to GAAP gross profit of approximately $40.0 million and an increase to both Adjusted EBITDA and GAAP Operating Income of approximately $50.0 million. We are targeting capital expenditures to remain flat at approximately $75.0 million.  No restructuring charges are expected in 2018, ” said Mike Pope, Chief Financial Officer of Shutterfly.

[3] Excludes restructuring charges ranging from $15 million to $20 million as well as any costs related to refinancing our convertible debt.
[4] In 2017, net revenues from SBS segment to increase 20% over 2016.

Notes to the Fourth Quarter 2016 Financial Results and Operating Metrics and 2017 Business Outlook
Adjusted EBITDA is a non-GAAP financial measure that the Company defines as earnings before interest, taxes, depreciation, amortization and stock-based compensation.
Adjusted EBITDA minus capital expenditures is a non-GAAP financial measure that the Company defines as adjusted EBITDA less purchases of property, plant, and equipment and capitalization of software development costs. This measure was referred to as "free cash flow" prior to the fourth quarter of 2016.
Consumer segment includes net revenues from stationery and greeting cards, photo books, calendars and photo-based merchandise, photo prints, and the related shipping revenues and rental revenue. Consumer also includes net revenues from advertising and sponsorship programs.
Shutterfly Business Solutions (SBS) includes net revenues primarily from variable, four-color direct marketing collateral manufactured and fulfilled for business customers.
Average Order Value (AOV) is defined as total net revenues (excluding SBS) divided by total orders.
The foregoing financial guidance replaces any of the Company’s previously issued financial guidance which should no longer be relied upon.

Fourth Quarter Conference Call
Management will review the fourth quarter 2016 financial results and its expectations for the first quarter and full year 2017 on a conference call on Wednesday, February 1, 2017 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  To listen to the call and view the accompanying slides, please visit http://www.shutterflyinc.com. In the Investor Relations area, click on the link provided for the webcast, or dial (888) 317-6003 or (412) 317-6061, and enter the conference access code 9725499.  The webcast will be archived and available at http://www.shutterflyinc.com in the investor relations section.  A replay of the conference call will be available through Wednesday, February 15, 2017. To hear the replay, please dial (877) 344-7529 or (412) 317-0088, and enter access code 10098795.

Non-GAAP Financial Information
This press release contains non-GAAP financial measures.  Tables are provided at the end of this press release that reconcile the non-GAAP financial measures that the Company uses to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP).  These non-GAAP financial measures include non-GAAP gross profit margin, non-GAAP operating income (loss) and operating margin, adjusted EBITDA, and adjusted EBITDA minus capital expenditures. The method the Company uses to produce non-GAAP financial measures is not computed according to GAAP and may differ from methods used by other companies.

To supplement the Company's consolidated financial statements presented on a GAAP basis, we believe that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. These adjustments to the Company's GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company's underlying operational results and trends and performance. Management uses these non-GAAP measures to evaluate the Company's financial results, develop budgets, manage expenditures, and determine employee compensation. The presentation of additional information is not meant to be considered in isolation or as a substitute for or superior to gross margins, operating income (loss), or net income (loss) determined in accordance with GAAP. For more information, please see Shutterfly's SEC Filings, including the most recent Form 10-K and Form 10-Q, which are available on the Securities and Exchange Commission's Web site at www.sec.gov.

Notice Regarding Forward-Looking Statements
This media release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. These forward-looking statements include statements regarding the Company's growth and financial expectations for the first quarter, full year 2017 and full year 2018 set forth under the caption "Business Outlook," and statements about historical results that may suggest trends for our business. The Company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy; changes in consumer discretionary spending as a result of the macroeconomic environment; the loss of sales partners for our products; our ability to expand our customer base, increase sales to existing customers and meet production requirements; our ability to successfully integrate acquired businesses and assets; our ability to retain and hire necessary employees, including seasonal personnel, and appropriately staff our operations; the impact of seasonality on our business; our ability to develop and implement innovative, new products and services on a timely and cost-effective basis, including our next generation Shutterfly platform; consumer acceptance of our products and services; our ability to develop additional adjacent lines of business; unforeseen changes in expense levels; and competition and pricing strategies of our competitors, which could lead to pricing pressure. For more information regarding the risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements, as well as risks relating to our business in general, we refer you to the "Risk Factors" section of the Company's most recent Form 10-K and Form 10-Q, and the Company's other filings, which are available on the Securities and Exchange Commission's website at www.sec.gov. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information.

# # #

About Shutterfly, Inc.
Shutterfly, Inc. is the leading online retailer and manufacturer of high-quality personalized products and services. Founded in 1999, the Shutterfly, Inc. family of brands includes Shutterfly, where your photos come to life in photo books, cards and gifts; Tiny Prints, premium cards and stationery for all life’s occasions; Wedding Paper Divas, wedding invitations and stationery for every step of the planning process; MyPublisher, one of the pioneers in the photo book industry and creator of easy-to-use photo book-making software; BorrowLenses, the premier online marketplace for photographic and video equipment rentals; and Groovebook, an iPhone and Android app and subscription service that prints up to 100 mobile phone photos in a GrooveBook and mails it to customers periodically. For more information about Shutterfly, Inc. (SFLY), visit www.shutterflyinc.com.

Contacts Investor Relations: Shawn Tabak, 650-610-6026 stabak@shutterfly.com	Media Relations: Nicole Stier, 650-610-6013 nstier@shutterfly.com

Shutterfly, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net revenues	$561,226	$548,080	$1,134,224	$1,059,429
Cost of net revenues	230,048	228,733	566,117	528,078
Gross profit	331,178	319,347	568,107	531,351
Operating expenses:
Technology and development	44,043	43,390	166,909	155,318
Sales and marketing	98,301	98,721	233,585	236,749
General and administrative	35,041	35,289	118,503	121,019
Total operating expenses	177,385	177,400	518,997	513,086
Income from operations	153,793	141,947	49,110	18,265
Interest expense	(5,961)	(5,664)	(23,023)	(20,998)
Interest and other income, net	122	89	501	744
Income (loss) before income taxes	147,954	136,372	26,588	(1,989)
Benefit from (provision for) income taxes	(56,972)	(5,258)	(10,682)	1,146
Net income (loss)	$90,982	$131,114	$15,906	$(843)

Net income (loss) per share:
Basic	$2.70	$3.73	$0.47	$(0.02)
Diluted	$2.63	$3.57	$0.45	$(0.02)
Weighted-average shares outstanding:
Basic	33,683	35,172	34,097	36,761
Diluted	34,625	36,743	35,190	36,761

Stock-based compensation is allocated as follows:
Cost of net revenues	$1,143	$989	$4,579	$4,134
Technology and development	2,854	3,096	8,550	10,840
Sales and marketing	3,748	4,310	15,445	21,512
General and administrative	4,659	2,232	17,118	23,972
	$12,404	$10,627	$45,692	$60,458

Depreciation and amortization is allocated as follows:
Cost of net revenues	$15,914	$13,412	$57,362	$52,075
Technology and development	7,542	8,598	32,549	32,952
Sales and marketing	3,124	4,724	14,706	19,132
General and administrative	2,013	2,310	9,034	9,118
	$28,593	$29,044	$113,651	$113,277

Shutterfly, Inc.
Consolidated Balance Sheets
(In thousands, except par value amounts)
(Unaudited)

	December 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$289,224	$288,863
Short-term investments	26,352	22,918
Accounts receivable, net	57,365	55,222
Inventories	11,751	13,466
Prepaid expenses and other current assets	48,084	31,828
Total current assets	432,776	412,297
Long-term investments	14,479	29,005
Property and equipment, net	284,110	281,779
Intangible assets, net	43,420	62,323
Goodwill	408,975	408,975
Other assets	11,816	10,948
Total assets	$1,195,576	$1,205,327

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,790	$35,329
Accrued liabilities	138,869	149,134
Deferred revenue, current portion	22,929	27,329
Total current liabilities	220,588	211,792
Convertible senior notes, net	278,792	264,361
Other liabilities	137,035	123,112
Total liabilities	636,415	599,265
Stockholders’ equity:
Common stock, $0.0001 par value; 100,000 shares authorized; 33,637 and 34,777 shares issued and outstanding on December 31, 2016 and December 31, 2015, respectively	3	4
Additional paid-in capital	949,864	900,218
Accumulated other comprehensive loss	(32)	(68)
Accumulated deficit	(390,674)	(294,092)
Total stockholders' equity	559,161	606,062
Total liabilities and stockholders' equity	$1,195,576	$1,205,327

Shutterfly, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$15,906	$(843)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	93,531	86,290
Amortization of intangible assets	20,120	26,987
Amortization of debt discount and transaction costs	14,432	13,647
Stock-based compensation	45,692	60,458
Loss on disposal of property and equipment	738	1,755
Deferred income taxes	8,899	(2,149)
Tax benefit from stock-based compensation	290	98
Excess tax benefits from stock-based compensation	(2,413)	(1,813)
Changes in operating assets and liabilities:
Accounts receivable	(2,142)	(24,117)
Inventories	1,715	(450)
Prepaid expenses and other assets	(19,140)	(7,436)
Accounts payable	27,128	3,139
Accrued and other liabilities	(11,333)	9,471
Net cash provided by operating activities	193,423	165,037

Cash flows from investing activities:
Purchases of property and equipment	(56,264)	(55,448)
Capitalization of software and website development costs	(33,423)	(21,221)
Purchases of investments	(29,422)	(31,073)
Proceeds from the maturities and sales of investments	40,447	73,454
Proceeds from sale of property and equipment	14,261	1,298
Acquisition of business and intangible assets, net of cash acquired	—	(127)
Net cash used in investing activities	(64,401)	(33,117)

Cash flows from financing activities:
Proceeds from issuance of common stock upon exercise of stock options	2,104	3,221
Repurchases of common stock	(112,488)	(179,090)
Excess tax benefits from stock-based compensation	2,413	1,813
Principal payments of capital lease and financing obligations	(19,377)	(12,723)
Prepayment of accelerated share repurchase	—	(75,000)
Refund of accelerated share repurchase	—	38,179
Payment for contingent consideration liabilities	(1,313)	—
Net cash used in financing activities	(128,661)	(223,600)

Net increase (decrease) in cash and cash equivalents	361	(91,680)
Cash and cash equivalents, beginning of period	288,863	380,543
Cash and cash equivalents, end of period	$289,224	$288,863

Supplemental schedule of non-cash investing / financing activities:
Net increase (decrease) in accrued purchases of property and equipment	$(4,013)	$3,818
Net increase (decrease) in accrued capitalized software and website development costs	(319)	892
Stock-based compensation capitalized with software and website development costs	1,560	1,247
Increase in estimated fair market value of buildings under build-to-suit leases	—	17,161
Property and equipment acquired under capital leases	23,946	29,097

Shutterfly, Inc.
Consumer Metrics Disclosure

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Consumer Metrics
Customers	6,219,011	6,141,073	10,115,763	9,750,590
year-over-year growth	1%		4%

Orders	10,869,499	10,280,487	27,108,889	25,805,801
year-over-year growth	6%		5%

Average order value [1]	$47.98	$48.96	$36.80	$37.26
year-over-year growth	(2)%		(1)%

[1] Average order value excludes Shutterfly Business Solutions revenue.

Shutterfly, Inc.
Segment Disclosure
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Consumer
Net revenues	$521,484	$503,331	$997,556	$961,418
Cost of net revenues	198,949	189,125	455,387	436,050
Gross profit	322,535	314,206	542,169	525,368
Consumer gross profit margin	61.8%	62.4%	54.3%	54.6%

Shutterfly Business Solutions (SBS)
Net revenues	39,742	44,749	136,668	98,011
Cost of net revenues	28,673	37,090	100,582	79,789
Gross profit	11,069	7,659	36,086	18,222
SBS gross profit margin	27.9%	17.1%	26.4%	18.6%

Corporate [1]
Net revenues	—	—	—	—
Cost of net revenues	2,426	2,518	10,148	12,239
Gross profit	(2,426)	(2,518)	(10,148)	(12,239)

Consolidated
Net revenues	561,226	548,080	1,134,224	1,059,429
Cost of net revenues	230,048	228,733	566,117	528,078
Gross profit	$331,178	$319,347	$568,107	$531,351

Gross profit margin	59.0%	58.3%	50.1%	50.2%

[1] Corporate category includes activities that are not directly attributable or allocable to a specific segment. This category consists of stock-based compensation and amortization of intangible assets.

Shutterfly, Inc.
Reconciliation of GAAP Gross Profit Margin to Non-GAAP Gross Profit Margin
(In thousands)
(Unaudited)

	Three Months Ended								Year Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2015	2015	2015	2015	2016	2016	2016	2016	2015	2016

GAAP gross profit	$65,271	$87,232	$59,501	$319,347	$72,986	$94,369	$69,574	$331,178	$531,351	$568,107
Stock-based compensation	1,192	1,001	952	989	1,224	1,081	1,131	1,143	4,134	4,579
Amortization of intangible assets	2,849	2,014	1,713	1,526	1,452	1,424	1,409	1,283	8,102	5,568
Non-GAAP gross profit	$69,312	$90,247	$62,166	$321,862	$75,662	$96,874	$72,114	$333,604	$543,587	$578,254

Non-GAAP gross profit margin	43%	49%	37%	59%	42%	47%	38%	59%	51%	51%

Shutterfly, Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin
(In thousands)
(Unaudited)

	Three Months Ended								Year Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2015	2015	2015	2015	2016	2016	2016	2016	2015	2016

GAAP operating income (loss)	$(46,224)	$(28,392)	$(49,066)	$141,947	$(41,814)	$(21,075)	$(41,794)	$153,793	$18,265	$49,110
Stock-based compensation	17,760	16,315	15,756	10,627	10,150	10,924	12,214	12,404	60,458	45,692
Amortization of intangible assets	7,684	6,735	6,379	6,252	6,119	5,074	4,551	4,376	27,050	20,120
Non-GAAP operating income (loss)	$(20,780)	$(5,342)	$(26,931)	$158,826	$(25,545)	$(5,077)	$(25,029)	$170,573	$105,773	$114,922

Non-GAAP operating margin	(13)%	(3)%	(16)%	29%	(14)%	(2)%	(13)%	30%	10%	10%

Shutterfly, Inc.
Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended								Year Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2015	2015	2015	2015	2016	2016	2016	2016	2015	2016

GAAP net income (loss)	$(45,103)	$(23,777)	$(63,077)	$131,114	$(29,436)	$(16,485)	$(29,155)	$90,982	$(843)	$15,906
Interest expense	4,736	4,985	5,613	5,664	5,675	5,661	5,726	5,961	20,998	23,023
Interest and other income, net	(102)	(120)	(433)	(89)	(121)	(128)	(130)	(122)	(744)	(501)
Tax (benefit) provision	(5,755)	(9,480)	8,831	5,258	(17,932)	(10,123)	(18,235)	56,972	(1,146)	10,682
Depreciation and amortization	27,593	27,707	28,933	29,044	29,114	28,357	27,587	28,593	113,277	113,651
Stock-based compensation	17,760	16,315	15,756	10,627	10,150	10,924	12,214	12,404	60,458	45,692
Non-GAAP Adjusted EBITDA	$(871)	$15,630	$(4,377)	$181,618	$(2,550)	$18,206	$(1,993)	$194,790	$192,000	$208,453

Shutterfly, Inc.
Reconciliation of Cash Flow from Operating Activities to Non-GAAP Adjusted EBITDA and Adjusted EBITDA minus Capital Expenditures
(In thousands)
(Unaudited)

	Three Months Ended								Year Ended
	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2015	2015	2015	2015	2016 [3]	2016	2016	2016	2015	2016

Net cash provided by (used in) operating activities	$(107,731)	$22,171	$(22,140)	$272,737	$(82,610)	$16,916	$(4,881)	$263,998	$165,037	$193,423
Interest expense	4,736	4,985	5,613	5,664	5,675	5,661	5,726	5,961	20,998	23,023
Interest and other income, net	(102)	(120)	(433)	(89)	(121)	(128)	(130)	(122)	(744)	(501)
Tax (benefit) provision	(5,755)	(9,480)	8,831	5,258	(17,932)	(10,123)	(18,235)	56,972	(1,146)	10,682
Changes in operating assets and liabilities	113,075	(6,803)	134	(87,013)	98,604	2,374	29,155	(126,361)	19,393	3,772
Other adjustments	(5,094)	4,877	3,618	(14,939)	(6,166)	3,506	(13,628)	(5,658)	(11,538)	(21,946)
Non-GAAP Adjusted EBITDA	(871)	15,630	(4,377)	181,618	(2,550)	18,206	(1,993)	194,790	192,000	208,453
Less: Purchases of property and equipment	(13,978)	(17,199)	(15,117)	(12,972)	(5,497)	(22,005)	(14,957)	(9,792)	(59,266)	(52,251)
Less: Capitalized technology & development costs	(4,072)	(5,386)	(6,353)	(6,302)	(8,168)	(10,052)	(8,819)	(6,065)	(22,113)	(33,104)
Add: Capex adjustments [1]	—	—	—	—	—	9,827	—	—	—	9,827
Adjusted EBITDA minus capital expenditures [2]	$(18,921)	$(6,955)	$(25,847)	$162,344	$(16,215)	$(4,024)	$(25,769)	$178,933	$110,621	$132,925

[1] In the second quarter of 2016, the Company acquired and immediately sold $9.8 million of printers.
[2] Adjusted EBITDA minus capital expenditures was referred to as "free cash flow" prior to the fourth quarter of 2016.
[3] The Company reclassified an immaterial contingent consideration payment (to Groovebook Founders) in the first quarter of 2016 between operating and financing activities within the cash flow statement.

Shutterfly, Inc.
Reconciliation of Forward-Looking Guidance for Non-GAAP Financial Measures to GAAP Measures
(In millions, except per share amounts)

	Forward-Looking Guidance [1]
	Three Months Ending March 31, 2017		Twelve Months Ending December 31, 2017
	Low	High	Low	High

Net revenues [2]	$185.0	$190.0	$1,135.0	$1,165.0

GAAP gross profit margin	37.0%	37.5%	49.0%	50.0%

GAAP operating income (loss)	($48.0)	($45.5)	$48.5	$68.5
GAAP operating margin	(26.0%)	(24.0%)	4.3%	5.9%

GAAP operating income (loss)	($48.0)	($45.5)	$48.5	$68.5
Stock-based compensation	$12.4	$12.4	$49.0	$49.0
Amortization of intangible assets	$4.3	$4.3	$14.9	$14.9
Depreciation	$24.3	$24.3	$97.6	$97.6
Adjusted EBITDA	($7.0)	($4.5)	$210.0	$230.0
Adjusted EBITDA margin	(3.8%)	(2.4%)	18.5%	19.7%

Capital expenditures			$75.0	$75.0
Capital expenditures as % of net revenues			6.6%	6.4%

Adjusted EBITDA minus capital expenditures [3]			$135.0	$155.0
Adjusted EBITDA minus capital expenditures as % of net revenues			11.9%	13.3%

Tax rate	37.5%	37.5%	37.5%	37.5%

Net income (loss) per share
Basic	($1.00)	($0.95)	—	—
Diluted	—	—	$0.45	$0.80

Weighted average shares
Basic	33.7	33.7	—	—
Diluted	—	—	34.5	34.5

[1] Excludes expected restructuring charges ranging from $15 million to $20 million as well as any costs related to refinancing our convertible debt.
[2] In 2017, net revenues from SBS Segment to increase 20% over 2016.
[3] Adjusted EBITDA minus capital expenditures was referred to as "free cash flow" prior to the fourth quarter of 2016.